EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Allied Motion Technologies Inc.

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-149279, 333-155889, 333-170563, 333-187369 and 333-217654) on Form S-8 and in the Registration Statements (Nos. 333-119090 and 333-229029) on Form S-3 of Allied Motion Technologies Inc. of our report dated March 15, 2018, with respect to the consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year period ended December 31, 2017 which report appears in the December 31, 2019 annual report on Form 10-K of Allied Motion Technologies Inc.

/s/ EKS&H LLP

March 11, 2020

Denver, Colorado